[Republic Services, Inc. Letterhead]
July 1, 2010
VIA EDGAR
Pamela A. Long
Assistant Director
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-3628

Re:	Republic Services, Inc. Amendment No. 6 to Registration Statement on Form S-4 File No. 333-166567
Ladies and Gentlemen:
     Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Republic Services, Inc. (“Republic”) and each of its subsidiary guarantor co-registrants listed on Schedules A through SSS attached hereto (the “Subsidiary Guarantors” and, together with Republic, the “Company”) hereby request that the effective date of the above referenced Registration Statement be accelerated so that such Registration Statement will be declared effective at 10:00 a.m., Eastern Time, on July 1, 2010, or as soon as practical thereafter.
     In connection with this acceleration request, the Company hereby acknowledges that:
•	should the Securities and Exchange Commission (the “Commission”) or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
     If you have any questions or comments, please do not hesitate to contact Jodi Simala at (312) 701-7920.
     Thank you for your attention to this matter.

Very truly yours, Republic Services, Inc.
By:	/s/ Michael Rissman
	Name:	Michael Rissman
	Title:	Executive Vice President and General Counsel

Each of the Subsidiary Guarantors listed on the attached Schedules A through K and N through SSS
By:	/s/ Michael Rissman
	Name:	Michael Rissman
	Title:	Vice President

Each of the Subsidiary Guarantors listed on the attached Schedule L
By:	/s/ Eileen Schuler
	Name:	Eileen Schuler
	Title:	Assistant Secretary

Each of the Subsidiary Guarantors listed on the attached Schedule M
By:	/s/ Roger Groen
	Name:	Roger Groen
	Title:	President

cc:	Edward M. Kelly Jodi Simala

SCHEDULE A
SUBSIDIARY GUARANTORS
Action Disposal, Inc.
Ada County Development Company, Inc.
ADS, Inc.
ADS of Illinois, Inc.
Alabama Recycling Services, Inc.
Allied Acquisition Pennsylvania, Inc.
Allied Acquisition Two, Inc.
Allied Enviroengineering, Inc.
Allied Green Power, Inc.
Allied Nova Scotia, Inc.
Allied Waste Alabama, Inc.
Allied Waste Company, Inc.
Allied Waste Hauling of Georgia, Inc.
Allied Waste Holdings (Canada) Ltd.
Allied Waste Industries (New Mexico), Inc.
Allied Waste Industries of Georgia, Inc.
Allied Waste Industries of Northwest Indiana, Inc.
Allied Waste Industries (Southwest), Inc.
Allied Waste Landfill Holdings, Inc.
Allied Waste of California, Inc.
Allied Waste of Long Island, Inc.
Allied Waste of New Jersey, Inc.
Allied Waste Rural Sanitation, Inc.
Allied Waste Services of Colorado, Inc.
Allied Waste Systems Holdings, Inc.
Allied Waste Systems, Inc.
Allied Waste Transportation, Inc.
American Disposal Services of New Jersey, Inc.
American Disposal Services, Inc.
American Disposal Transfer Services of Illinois, Inc.
American Materials Recycling Corp.
American Sanitation, Inc.
American Transfer Company, Inc.
Area Disposal, Inc.
Atlantic Waste Holding Company, Inc.
Attwoods of North America, Inc.
Autoshred, Inc.
AWIN Leasing Company, Inc.
AWIN Management, Inc.
BBCO, Inc.
BFI Atlantic, Inc.
BFI Energy Systems of Albany, Inc.
BFI Energy Systems of Delaware County, Inc.
BFI Energy Systems of Essex County, Inc.
BFI Energy Systems of Hempstead, Inc.
BFI Energy Systems of Niagara II, Inc.
BFI Energy Systems of Niagara, Inc.
BFI Energy Systems of SEMASS, Inc.

BFI Energy Systems of Southeastern Connecticut, Inc.
BFI International, Inc.
BFI REF-FUEL, INC.
BFI Trans River (GP), Inc.
Borrow Pit Corp.
Browning-Ferris Financial Services, Inc.
Browning-Ferris Industries Chemical Services, Inc.
Browning-Ferris Industries of Florida, Inc.
Browning-Ferris Industries of Illinois, Inc.
Browning-Ferris Industries of New Jersey, Inc.
Browning-Ferris Industries of New York, Inc.
Browning-Ferris Industries of Tennessee, Inc.
Browning-Ferris Services, Inc.
Bunting Trash Service, Inc.
CECOS International, Inc.
Charter Evaporation Resource Recovery Systems
County Disposal, Inc.
Delta Dade Recycling Corp.
Delta Paper Stock, Co.
Delta Site Development Corp.
Delta Waste Corp.
Eagle Industries Leasing, Inc.
ECDC Environmental of Humboldt County, Inc.
ECDC Holdings, Inc.
Evergreen Scavenger Service, Inc.
G. Van Dyken Disposal Inc.
General Refuse Rolloff Corp.
Georgia Recycling Services, Inc.
Golden Waste Disposal, Inc.
Great Lakes Disposal Service, Inc.
Gulfcoast Waste Service, Inc.
Illinois Recycling Services, Inc.
Ingrum Waste Disposal, Inc.
Island Waste Services Ltd.
Jetter Disposal, Inc.
La Cañada Disposal Company, Inc.
Liberty Waste Holdings, Inc.
Louis Pinto & Son, Inc., Sanitation Contractors
Lucas County Land Development, Inc.
Manumit of Florida, Inc.
Midway Development Company, Inc.
Mississippi Waste Paper Company
Mountain Home Disposal, Inc.
NationsWaste Catawba Regional Landfill, Inc.
NationsWaste, Inc.
Ncorp, Inc.
Pinal County Landfill Corp.
Portable Storage Co.
Preble County Landfill, Inc.
Price & Sons Recycling Company

R.C. Miller Enterprises, Inc.
Resource Recovery, Inc.
Risk Services, Inc.
Rock Road Industries, Inc.
Ross Bros. Waste & Recycling Co.
Royal Holdings, Inc.
S & S Recycling, Inc.
San Marcos NCRRF, Inc.
Sanitary Disposal Service, Inc.
Shred — All Recycling Systems, Inc.
Standard Disposal Services, Inc.
Standard Waste, Inc.
Suburban Transfer, Inc.
Summit Waste Systems, Inc.
Tate’s Transfer Systems, Inc.
Taylor Ridge Landfill, Inc.
Tennessee Union County Landfill, Inc.
The Ecology Group, Inc.
Total Solid Waste Recyclers, Inc.
Tri-State Recycling Services, Inc.
Tri-State Refuse Corporation
Vining Disposal Service, Inc.
Waste Control Systems, Inc.
Wastehaul, Inc.
Wayne County Landfill IL, Inc.
SCHEDULE B
SUBSIDIARY GUARANTORS
Adrian Landfill, Inc.
Allied Waste Industries of Illinois, Inc.
Allied Waste Services of Stillwater, Inc.
American Disposal Services of Kansas, Inc.
American Disposal Services of Illinois, Inc.
Belleville Landfill, Inc.
Bond County Landfill, Inc.
Brickyard Disposal & Recycling, Inc.
CC Landfill, Inc.
Central Sanitary Landfill, Inc.
Citizens Disposal, Inc.
City-Star Services, Inc.
Clarkston Disposal, Inc.
Dempsey Waste Systems II, Inc.
DTC Management, Inc.
East Chicago Compost Facility, Inc.
Environmental Development Corp. (DE)
Environmental Reclamation Company
Environtech, Inc.
Fred Barbara Trucking Co., Inc.
Harland’s Sanitary Landfill, Inc.

Illinois Landfill, Inc.
Illinois Valley Recycling, Inc.
Kankakee Quarry, Inc.
LandComp Corporation
Lee County Landfill, Inc.
Loop Recycling, Inc.
Loop Transfer, Incorporated
Northlake Transfer, Inc.
Oakland Heights Development, Inc.
Oscar’s Collection System of Fremont, Inc.
Ottawa County Landfill, Inc.
Pittsburg County Landfill, Inc.
RCS, Inc.
Roxana Landfill, Inc.
Saline County Landfill, Inc.
Sangamon Valley Landfill, Inc.
Sauk Trail Development, Inc.
Standard Environmental Services, Inc.
Streator Area Landfill, Inc.
Suburban Warehouse, Inc.
Sunset Disposal, Inc.
Thomas Disposal Service, Inc.
Upper Rock Island County Landfill, Inc.
Williams County Landfill Inc.
Woodlake Sanitary Service, Inc.
SCHEDULE C
SUBSIDIARY GUARANTORS
Agri-Tech, Inc. of Oregon
Albany-Lebanon Sanitation, Inc.
Allied Waste Industries (Arizona), Inc.
Allied Waste Services of Page, Inc.
Allied Waste Transfer Services of Utah, Inc.
Apache Junction Landfill Corporation
Bio-Med of Oregon, Inc.
Borrego Landfill, Inc.
Browning-Ferris Industries of California, Inc.
Capitol Recycling and Disposal, Inc.
Central Arizona Transfer, Inc.
Cocopah Landfill, Inc.
Copper Mountain Landfill, Inc.
Corvallis Disposal Co.
Dallas Disposal Co.
Delta Container Corporation
Denver RL North, Inc.
Elder Creek Transfer & Recovery, Inc.
Forward, Inc.
Grants Pass Sanitation, Inc.
Imperial Landfill, Inc.

Independent Trucking Company
International Disposal Corp. of California
Keller Canyon Landfill Company
Keller Drop Box, Inc.
Lathrop Sunrise Sanitation Corporation
McInnis Waste Systems, Inc.
Mesa Disposal, Inc.
Otay Landfill, Inc.
Palomar Transfer Station, Inc.
Peltier Real Estate Company
Rabanco Recycling, Inc.
Rabanco, Ltd.
Ramona Landfill, Inc.
Rossman Sanitary Service, Inc.
Source Recycling, Inc.
Sunrise Sanitation Service, Inc.
Sunset Disposal Service, Inc.
Sycamore Landfill, Inc.
United Disposal Service, Inc.
Valley Landfills, Inc.
Wasatch Regional Landfill, Inc.
WDTR, Inc.
Willamette Resources, Inc.
WJR Environmental, Inc.
SCHEDULE D
SUBSIDIARY GUARANTORS
American Disposal Services of Missouri, Inc.
American Disposal Services of West Virginia, Inc.
Automated Modular Systems, Inc.
BFI Transfer Systems of New Jersey, Inc.
Browning-Ferris, Inc.
Browning-Ferris Industries, Inc.
Browning-Ferris Industries of Ohio, Inc.
Celina Landfill, Inc.
Cherokee Run Landfill, Inc.
County Disposal (Ohio), Inc.
County Landfill, Inc.
F. P. McNamara Rubbish Removal, Inc.
Lake Norman Landfill, Inc.
Newco Waste Systems of New Jersey, Inc.
New Morgan Landfill Company, Inc.
Noble Road Landfill, Inc.
Port Clinton Landfill, Inc.
R.C. Miller Refuse Service, Inc.
Tom Luciano’s Disposal Service, Inc.
Tricil (N.Y.), Inc.

SCHEDULE E
SUBSIDIARY GUARANTORS
Allied Waste Industries of Tennessee, Inc.
Delta Resources Corp.
GEK, Inc.
SCHEDULE F
SUBSIDIARY GUARANTORS
A D A J Corporation
Atlas Transport, Inc.
Bay Collection Services, Inc.
Bay Environmental Management, Inc.
Bay Landfills, Inc.
Bay Leasing Company, Inc.
McCusker Recycling, Inc.
Ohio Republic Contracts, II, Inc.
Ohio Republic Contracts, Inc.
Perdomo & Sons, Inc.
Republic Services Aviation, Inc.
Republic Services Holding Company, Inc.
Republic Services of Florida LP, Inc.
Republic Services of California Holding Company, Inc.
Republic Services of Indiana LP, Inc.
Republic Services of Michigan Holding Company, Inc.
Republic Services Real Estate Holding, Inc.
Republic Waste Services of Texas LP, Inc.
RI/Alameda Corp.
Sandy Hollow Landfill Corp.
Zakaroff Services
SCHEDULE G
SUBSIDIARY GUARANTORS
Berkeley Sanitary Service, Inc.
BLT Enterprises of Oxnard, Inc.
Crockett Sanitary Service, Inc.
Golden Bear Transfer Services, Inc.
Republic Dumpco, Inc.
Republic Environmental Technologies, Inc.
Republic Silver State Disposal, Inc.
Richmond Sanitary Service, Inc.
Solano Garbage Company
West Contra Costa Energy Recovery Company

West Contra Costa Sanitary Landfill, Inc.
West County Landfill, Inc.
West County Resource Recovery, Inc.
SCHEDULE H
SUBSIDIARY GUARANTORS
623 Landfill, Inc.
Calvert Trash Systems, Incorporated
Honeygo Run Reclamation Center, Inc.
SCHEDULE I
SUBSIDIARY GUARANTORS
Arc Disposal Company, Inc.
Barker Brothers Waste, Incorporated
Compactor Rental Systems of Delaware, Inc.
CWI of Illinois, Inc.
CWI of Missouri, Inc.
FLL, Inc.
Northwest Tennessee Disposal Corporation
Reliable Disposal, Inc.
Southern Illinois Regional Landfill, Inc.
Tay-Ban Corporation
Tri-County Refuse Service, Inc.
SCHEDULE J
SUBSIDIARY GUARANTORS
Envirocycle, Inc.
Republic Services of Florida GP, Inc.
Republic Waste Services of Texas GP, Inc.
Schofield Corporation of Orlando
SCHEDULE K
SUBSIDIARY GUARANTORS
Allied Waste Industries, Inc.
Allied Waste North America, Inc.
SCHEDULE L
SUBSIDIARY GUARANTORS
Republic Services Financial LP, Inc.

SCHEDULE M
SUBSIDIARY GUARANTORS
Dinverno, Inc.
SCHEDULE N
SUBSIDIARY GUARANTORS
BFI Waste Systems of New Jersey, Inc.
Waste Services of New York, Inc.
SCHEDULE O
SUBSIDIARY GUARANTORS
Abilene Landfill TX, LP
BFI Transfer Systems of Texas, LP
BFI Waste Services of Indiana, LP
BFI Waste Services of Texas, LP
BFI Waste Systems of Indiana, LP
Blue Ridge Landfill TX, LP
Brenham Total Roll-Offs, LP
Camelot Landfill TX, LP
Cefe Landfill TX, LP
Crow Landfill TX, L.P.
Desarrollo del Rancho La Gloria TX, LP
El Centro Landfill, L.P.
Ellis County Landfill TX, LP
Fort Worth Landfill TX, LP
Frontier Waste Services, L.P.
Galveston County Landfill TX, LP
Giles Road Landfill TX, LP
Golden Triangle Landfill TX, LP
Greenwood Landfill TX, LP
Gulf West Landfill TX, LP
Itasca Landfill TX, LP
Kerrville Landfill TX, LP
Lewisville Landfill TX, LP
Mars Road TX, LP
McCarty Road Landfill TX, LP
Mesquite Landfill TX, LP
Mexia Landfill TX, LP
Panama Road Landfill, TX, L.P.
Pine Hill Farms Landfill TX, LP
Pleasant Oaks Landfill TX, LP
Rio Grande Valley Landfill TX, LP
Royal Oaks Landfill TX, LP
South Central Texas Land Co. TX, LP
Southwest Landfill TX, LP
Tessman Road Landfill TX, LP
Turkey Creek Landfill TX, LP
Victoria Landfill TX, LP
Whispering Pines Landfill TX, LP

SCHEDULE P
SUBSIDIARY GUARANTORS
Benton County Development Company
Clinton County Landfill Partnership
County Line Landfill Partnership
Illiana Disposal Partnership
Jasper County Development Company Partnership
Key Waste Indiana Partnership
Lake County C & D Development Partnership
Newton County Landfill Partnership
Springfield Environmental General Partnership
Tippecanoe County Waste Services Partnership
Warrick County Development Company
SCHEDULE Q
SUBSIDIARY GUARANTORS
Benson Valley Landfill General Partnership
Blue Ridge Landfill General Partnership
Green Valley Landfill General Partnership
Morehead Landfill General Partnership
SCHEDULE R
SUBSIDIARY GUARANTORS
Republic Waste Services of Texas, Ltd.
RWS Transport, L.P.
SCHEDULE S
SUBSIDIARY GUARANTORS
BFI Energy Systems of Southeastern Connecticut, Limited Partnership
SCHEDULE T
SUBSIDIARY GUARANTORS
Oceanside Waste & Recycling Services
SCHEDULE U
SUBSIDIARY GUARANTORS
Rabanco Companies
SCHEDULE V
SUBSIDIARY GUARANTORS
Republic Services Financial, Limited Partnership

SCHEDULE W
SUBSIDIARY GUARANTORS
Republic Services of Florida, Limited Partnership
SCHEDULE X
SUBSIDIARY GUARANTORS
Republic Services of Georgia, Limited Partnership
SCHEDULE Y
SUBSIDIARY GUARANTORS
Republic Services of Indiana, Limited Partnership
SCHEDULE Z
SUBSIDIARY GUARANTORS
Republic Services of Wisconsin, Limited Partnership
SCHEDULE AA
SUBSIDIARY GUARANTORS
Agricultural Acquisitions, LLC
SCHEDULE BB
SUBSIDIARY GUARANTORS
Allied Gas Recovery Systems, L.L.C.
Allied Transfer Systems of New Jersey, LLC
Allied Waste Systems of New Jersey, LLC
Allied Waste Transfer Services of Lima, LLC
Anson County Landfill NC, LLC
AWIN Leasing II, LLC
BFI Waste Services, LLC
Bridgeton Landfill, LLC
Browning-Ferris Industries, LLC
Cumberland County Development Company, LLC
E Leasing Company, LLC
Flint Hill Road, LLC
H Leasing Company, LLC
Harrison County Landfill, LLC
Jackson County Landfill, LLC
Jefferson Parish Development Company, LLC
Little Creek Landing, LLC
Missouri City Landfill, LLC
N Leasing Company, LLC
New York Waste Services, LLC
Obscurity Land Development, LLC
Polk County Landfill, LLC
Prince George’s County Landfill, LLC

S Leasing Company, LLC
San Diego Landfill Systems, LLC
St. Bernard Parish Development Company, LLC
St. Joseph Landfill, LLC
Wayne County Land Development, LLC
SCHEDULE CC
SUBSIDIARY GUARANTORS
Allied Services, LLC
SCHEDULE DD
SUBSIDIARY GUARANTORS
Allied Waste Environmental Management Group, LLC
C & C Expanded Sanitary Landfill, LLC
SCHEDULE EE
SUBSIDIARY GUARANTORS
Allied Waste Niagara Falls Landfill, LLC
Allied Waste Recycling Services of New Hampshire, LLC
Allied Waste Systems of Michigan, LLC
Allied Waste Systems of Pennsylvania, LLC
Allied Waste Transfer Services of New York, LLC
Allied Waste Transfer Services of North Carolina, LLC
Allied Waste Transfer Services of Rhode Island, LLC
BFI Transfer Systems of Pennsylvania, LLC
SCHEDULE FF
SUBSIDIARY GUARANTORS
Allied Waste of New Jersey-New York, LLC
Allied Waste Services of Massachusetts, LLC
Allied Waste Sycamore Landfill, LLC
BFI Transfer Systems of Maryland, LLC
BFI Transfer Systems of Massachusetts, LLC
BFI Transfer Systems of Virginia, LLC
BFI Waste Services of Pennsylvania, LLC
BFI Waste Systems of Virginia, LLC
Brunswick Waste Management Facility, LLC
Greenridge Reclamation, LLC
Greenridge Waste Services, LLC
Lee County Landfill SC, LLC
Menands Environmental Solutions, LLC
Northeast Landfill, LLC
SCHEDULE GG
SUBSIDIARY GUARANTORS
Allied Waste Services of North America, LLC

Allied Waste Systems of Indiana, LLC
Allied Waste Systems of North Carolina, LLC
BFI Waste Systems of North America, LLC
Crescent Acres Landfill, LLC
Sand Valley Holdings, L.L.C.
SCHEDULE HH
SUBSIDIARY GUARANTORS
Allied Waste Systems of Arizona, LLC
Allied Waste Systems of Colorado, LLC
Allied Waste Systems of Montana, LLC
Allied Waste Transfer Services of California, LLC
Allied Waste Transfer Services of Oregon, LLC
SCHEDULE II
SUBSIDIARY GUARANTORS
Allied Waste Transfer Services of Arizona, LLC
Cactus Waste Systems, LLC
SCHEDULE JJ
SUBSIDIARY GUARANTORS
Allied Waste Transfer Services of Florida, LLC
SCHEDULE KK
SUBSIDIARY GUARANTORS
Allied Waste Transfer Services of Iowa, LLC
BFI Waste Systems of Missouri, LLC
BFI Waste Systems of Oklahoma, LLC
Butler County Landfill, LLC
Courtney Ridge Landfill, LLC
Ellis Scott Landfill MO, LLC
Forest View Landfill, LLC
Great Plains Landfill OK, LLC
Jefferson City Landfill, LLC
Lemons Landfill, LLC
Pinecrest Landfill OK, LLC
Show-Me Landfill, LLC
Southeast Landfill, LLC
SCHEDULE LL
SUBSIDIARY GUARANTORS
Ariana, LLC

SCHEDULE MM
SUBSIDIARY GUARANTORS
Autauga County Landfill, LLC
BFI Transfer Systems of Alabama, LLC
BFI Transfer Systems of Georgia, LLC
BFI Transfer Systems of Mississippi, LLC
BFI Waste Systems of Alabama, LLC
BFI Waste Systems of Arkansas, LLC
BFI Waste Systems of Georgia, LLC
BFI Waste Systems of Louisiana, LLC
BFI Waste Systems of Mississippi, LLC
BFI Waste Systems of Tennessee, LLC
Chilton Landfill, LLC
Gateway Landfill, LLC
Hancock County Development Company, LLC
Madison County Development, LLC
Willow Ridge Landfill, LLC
SCHEDULE NN
SUBSIDIARY GUARANTORS
BFGSI, L.L.C.
SCHEDULE OO
SUBSIDIARY GUARANTORS
BFI Transfer Systems of DC, LLC
BFI Waste Systems of Kentucky, LLC
BFI Waste Systems of Massachusetts, LLC
BFI Waste Systems of North Carolina, LLC
BFI Waste Systems of South Carolina, LLC
General Refuse Service of Ohio, LLC
Local Sanitation of Rowan County, L.L.C.
SCHEDULE PP
SUBSIDIARY GUARANTORS
Bridgeton Transfer Station, LLC
SCHEDULE QQ
SUBSIDIARY GUARANTORS
Carbon Limestone Landfill, LLC
County Land Development Landfill, LLC
Lorain County Landfill, LLC
Lucas County Landfill, LLC
SCHEDULE RR
SUBSIDIARY GUARANTORS
Central Virginia Properties, LLC

SCHEDULE SS
SUBSIDIARY GUARANTORS
Consolidated Disposal Service, L.L.C.
Republic Waste Services of Southern California, LLC
Rubbish Control, LLC
SCHEDULE TT
SUBSIDIARY GUARANTORS
Continental Waste Industries, L.L.C.
Republic Services of North Carolina, LLC
Republic Services of Pennsylvania, LLC
Republic Services of Virginia, LLC
SCHEDULE UU
SUBSIDIARY GUARANTORS
County Environmental Landfill, LLC
SCHEDULE VV
SUBSIDIARY GUARANTORS
D & L Disposal L.L.C.
Envotech-Illinois L.L.C.
Liberty Waste Services of McCook, L.L.C.
SCHEDULE WW
SUBSIDIARY GUARANTORS
ECDC Environmental, L.C.
SCHEDULE XX
SUBSIDIARY GUARANTORS
Evergreen Scavenger Service, L.L.C.
Packerton Land Company, L.L.C.
SCHEDULE YY
SUBSIDIARY GUARANTORS
Frontier Waste Services (Colorado), LLC
Frontier Waste Services (Utah), LLC
Frontier Waste Services of Louisiana L.L.C.

SCHEDULE ZZ
SUBSIDIARY GUARANTORS
Kandel Enterprises, LLC
SCHEDULE AAA
SUBSIDIARY GUARANTORS
Liberty Waste Services Limited, L.L.C.
SCHEDULE BBB
SUBSIDIARY GUARANTORS
Liberty Waste Services of Illinois, L.L.C.
SCHEDULE CCC
SUBSIDIARY GUARANTORS
Oklahoma City Landfill, L.L.C.
SCHEDULE DDD
SUBSIDIARY GUARANTORS
Republic Ohio Contracts, LLC
SCHEDULE EEE
SUBSIDIARY GUARANTORS
Republic Services Group, LLC
Republic Services of Georgia LP, LLC
Republic Services of South Carolina, LLC
Republic Services of Southern California, LLC
Republic Services of Wisconsin LP, LLC
SCHEDULE FFF
SUBSIDIARY GUARANTORS
Republic Services of Arizona Hauling, LLC
Republic Services of Colorado Hauling, LLC
Republic Services of Colorado I, LLC
SCHEDULE GGG
SUBSIDIARY GUARANTORS
Republic Services of California II, LLC
Republic Services Vasco Road, LLC

SCHEDULE HHH
SUBSIDIARY GUARANTORS
Republic Services of Georgia GP, LLC
SCHEDULE III
SUBSIDIARY GUARANTORS
Republic Services of Kentucky, LLC
Republic Services of Wisconsin GP, LLC
SCHEDULE JJJ
SUBSIDIARY GUARANTORS
Republic Services of Michigan Hauling, LLC
Republic Services of Michigan I, LLC
Republic Services of Michigan II, LLC
Republic Services of Michigan III, LLC
Republic Services of Michigan IV, LLC
Republic Services of Michigan V, LLC
SCHEDULE KKK
SUBSIDIARY GUARANTORS
Republic Services of New Jersey, LLC
SCHEDULE LLL
SUBSIDIARY GUARANTORS
Republic Services of Ohio Hauling, LLC
SCHEDULE MMM
SUBSIDIARY GUARANTORS
Republic Services of Ohio I, LLC
Republic Services of Ohio II, LLC
Republic Services of Ohio III, LLC
Republic Services of Ohio IV, LLC
SCHEDULE NNN
SUBSIDIARY GUARANTORS
BFI Waste Services of Tennessee, LLC
SCHEDULE OOO
SUBSIDIARY GUARANTORS
RITM, LLC

SCHEDULE PPP
SUBSIDIARY GUARANTORS
Total Roll-Offs, L.L.C.
SCHEDULE QQQ
SUBSIDIARY GUARANTORS
Wayne Developers, LLC
SCHEDULE RRR
SUBSIDIARY GUARANTORS
Webster Parish Landfill, L.L.C.
SCHEDULE SSS
SUBSIDIARY GUARANTORS
Republic Services of Indiana Transportation, LLC